UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2022

AXOGEN, INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota
(State or Other Jurisdiction of
Incorporation or Organization)

001-36046
(Commission File Number)

41-1301878
(I.R.S. Employer Identification No.)

13631 Progress Boulevard, Suite 400 Alachua, Florida
(Address of principal executive offices)

32615
(Zip Code)

 (386) 462-6800
(Registrant's telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value	AXGN	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 8, 2022, the board of directors (the “Board”) of Axogen, Inc. (the “Company”) appointed William Burke as a new director to fill the vacant directorship on the Board, effective July 11, 2022. On July 8, 2022, the Board also reconstituted the committees of the Board. After the appointment of Mr. Burke to the Board, the committees will be comprised as follows: (i) Mr. Burke (Chairman), Alan Levine and Amy Wendell will be the members of the Audit Committee, (ii) Guido Neels (Chairman), Ms. Wendell, John Johnson, and Paul Thomas will be the members of the Governance, Nominating and Sustainability Committee, (iii) Mr. Thomas (Chairman), Mr. Neels and Mr. Levine will be the members of the Compensation Committee, and (iv) Mr. Johnson (Chairman), Gregory Freitag and Dr. Mark Gold will be the members of the Quality, Compliance and Portfolio Management Committee.

Mr. Burke, age 54, was the Executive Vice President, Chief Financial Officer of Haemonetics Corp. (NYSE: HAE), a company that provides a suite of innovative medical technology solutions to improve the quality, effectiveness, and efficiency of care, from August 2016 to June 2022 and was responsible for the global finance organization including investor relations. From July 2014 to July 2016, Mr. Burke served as Chief Integration Officer and Vice President, Integration for Medtronic plc (NYSE: MDT), a global healthcare products company, and was a member of its executive committee. In that role, Mr. Burke was responsible for ensuring the successful integration of Medtronic with Covidien plc, a global healthcare company, following its acquisition by Medtronic. Prior to joining Medtronic, Mr. Burke spent more than 20 years in finance and business development leadership roles at Covidien, including Chief Financial Officer for Covidien Europe based in Zurich, Vice President of Corporate Strategy and Portfolio Management and Vice President of Financial Planning and Analysis. Mr. Burke also previously held key positions within Tyco Healthcare, including the financial controller of Valleylab, managing director of the Covidien Group in Switzerland, and international controller. Mr. Burke began his career as an auditor with KPMG. He currently serves on the board of directors of MiroMatrix (NASDAQ CM: MIRO). Mr. Burke holds a Bachelor of Science degree in Business Administration from Bryant College.

Commensurate with the Company’s director compensation policy, as a director, Mr. Burke will receive a quarterly cash retainer of $10,000 and a quarterly cash retainer of $5,000 for his service as the Chairman of the Audit Committee. In addition, Mr. Burke, commensurate with the Company’s director compensation policy, will receive a non-qualified stock option grant to purchase shares of the Company’s common stock with an equity value of $275,000 based upon, and at an exercise price equal to, the fair market value of the Company’s shares of common stock on July 11, 2022, which will vest in three equal annual installments with the first vesting date occurring on July 11, 2023. Each calendar year, the day after election or re-lection at the annual meeting of shareholders, Mr. Burke will receive an annual equity grant valued at $120,000 based upon, and at an exercise price equal to, the fair market value of the Company’s shares of common stock on the date of grant, which equity shall be issued as to one half of the value as a non-qualified stock option grant and the remaining half of the value as restricted stock units, which options and restricted stock units will vest one year from the anniversary of the date of the grant. Such stock options are for a term of ten years.

Mr. Burke is not a party to any arrangement or understanding with any person pursuant to which he was elected a Company director; there are no family relationships between Mr. Burke and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer; and Mr. Burke is not a party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On July 11, 2022, the Company issued a press release regarding Mr. Burke’s appointment to the Board. The press release is attached hereto as Exhibit 99.1.

The information in Item 7.01 of this Current Report on Form 8-K, as well as Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Axogen, Inc. Press Release, dated July 11, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXOGEN, INC.

Date: July 11, 2022	By:	/s/ Brad Ottinger
Brad Ottinger
General Counsel and Chief Compliance Officer